Inuvo Announces Financial Results for the Third Quarter Ending September 30, 2020

LITTLE ROCK, AR – November 9, 2020 – Inuvo, INC. (NYSE AMERICAN: INUV) (“Inuvo” or the “Company”), a leading provider of marketing technology, powered by IntentKey™ artificial intelligence that serves brands and agencies, today announced its financial results for the third quarter and first nine months ending September 30, 2020.
For the three months ended September 30, 2020, Inuvo delivered $9.2 million in revenue, $6.2 million of which came from the ValidClick Platform and $3 million from the IntentKey Platform. Sequentially, Inuvo grew 21.4%, driven by growth within both the IntentKey and ValidClick of 53.4% and 10.5% respectively.
Richard Howe, CEO of Inuvo, commented, “While COVID-19 continues to impact our business, current trends suggest our recovery is underway. The IntentKey has grown year-over-year despite COVID-19, now up 16% through the first nine-months. ValidClick revenues in October are expected to be up 120% off their May lows. We are actively recruiting beta clients for a SaaS version of the IntentKey platform.” Mr. Howe added, “While COVID-19 continues to make forecasting difficult and unpredictable, based on the revenue run rate coming out of October, we would expect sequential growth in the fourth quarter between 25% and 40%, which in turn should improve Adjusted EBITDA heading into 2021.”

Financial Results for the Three and Nine Months Ended September 30, 2020:

Net revenue for the three and nine months ended September 30, 2020 totaled $9.2 million and $31.7 million respectively down 33.2% and 26.7% year-over-year respectively.

Lower revenue overall during both periods year over year was attributable to COVID-19.

IntentKey revenue year-over-year for the third quarter and nine-month periods increased 16% and 16.5% respectively. Sequentially, IntentKey revenue grew 53.4%, second quarter to third quarter.

Gross profit for the three and nine months ended September 30, 2020 totaled $7.6 million and $25.6 million, respectively, yielding gross profit margins during each period of 82.1% and 80.6%, up from 64.1% and 60% in the comparable periods.

IntentKey gross margins were approximately 48.9% in the current quarter as compared to 28.6% in the prior year. Gross profit within the quarter was up 98.5% year-over-year.

Operating expenses decreased year-over-year 10.8% for the third quarter and 1.9% for the first nine months of 2020.

Net loss for the three and nine months ended September 30, 2020 totaled $2.4 million and $6.6 million, respectively. During the three-month period ended September 30, 2019, net income was $787,900, benefiting from certain one-time other income items.

Adjusted EBITDA for the 2020 third quarter was approximately a loss of $1.3 million as compared to a loss of $769 thousand for the same period in 2019.

At September 30, 2020 Inuvo had approximately $9.5 million in cash.

Conference Call Details:
Date: Monday, November 9, 2020
Time: 4:30 p.m. Eastern time
Toll-free Dial-in Number: 1-888-394-8218
International Dial-in Number: 1-323-701-0225
Conference ID: 1612093
Participant Link: http://public.viavid.com/player/index.php?id=142166

A telephone replay will be available through November 23, 2020. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, enter the code 1612093 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About the IntentKeyTM
Inuvo®’s IntentKeyTM is a patented, machine-learning technology designed to mirror the manner in which the human brain instantly associates ideas, emotions, places, people, and objects. It creates an accurate, high-definition picture of consumer intent and sentiment related to a particular topic or item. Inuvo harnesses the power of the IntentKey to discover and reach high volumes of incremental in-market and relevant audiences that are hidden from typical marketing approaches. The IntentKey enables pinpoint media execution reaching consumers throughout the purchasing funnel all the way to conversion.

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in artificial intelligence, aligning and delivering consumer-oriented product & brand messaging strategies online based on powerful, anonymous and proprietary consumer intent data for agencies, advertisers and partners. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. These forward-looking statements include statements made with respect to expected performance of IntentKey and ValidClick and the the future impact of Covid-19. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Inuvo, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed on May 12, 2020 and our other filings with the Securities and Exchange Commission. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo, Inc. and are difficult to predict. The information which appears on our websites and our social media platforms is not part of this press release.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Managing Director
Tel (212) 896-1254
Valter@KCSA.com

INUVO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2020	2019	2020	2019
Net revenue	$9,214,350	$13,789,754	$31,737,520	$43,302,230
Cost of revenue	1,645,392	4,955,508	6,154,921	17,310,496
Gross profit	7,568,958	8,834,246	25,582,599	25,991,734
Operating expenses
Marketing costs	5,668,707	6,940,772	19,148,925	20,013,117
Compensation	2,462,693	2,186,252	6,925,239	5,730,297
Selling, general and administrative	1,870,258	2,081,547	5,710,221	6,672,115
Total operating expenses	10,001,658	11,208,571	31,784,385	32,415,529
Operating loss	(2,432,700)	(2,374,325)	(6,201,786)	(6,423,795)
Interest expense, net	(26,143)	(143,642)	(251,335)	(511,558)
Other income (expense), net	53,763	3,305,867	(136,483)	3,305,867
Net (loss) income	(2,405,080)	787,900	(6,589,604)	(3,629,486)

Earnings per share, basic and diluted
Net (loss) income	($0.030)	$0.02	($0.090)	($0.100)
Weighted average shares outstanding
Basic	92,110,881	46,218,413	70,652,630	37,079,457
Diluted	92,110,881	51,019,631	70,652,630	37,049,457

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30	December 31,

	2020	2019
Assets

Cash	$9,528,214	$372,989
Accounts receivable, net	4,038,737	7,529,785
Prepaid expenses and other current assets	463,507	243,888
Total current assets	14,030,458	8,146,662

Property and equipment, net	1,172,773	1,374,152

Goodwill	9,853,342	9,853,342
Intangible assets, net	9,052,465	10,451,593
Other assets	1,180,751	865,178
Total other assets	20,086,558	21,170,114
Total assets	$35,289,789	$30,690,928

Liabilities and Stockholders’ Equity

Accounts payable	$3,228,285	$7,520,567
Accrued expenses and other current liabilities	3,754,379	4,057,340
Financed receivables	-	3,381,364
Convertible promissory notes (net)	-	536,806
Derivative liability	-	182,250
Total current liabilities	6,982,664	15,678,327

Deferred tax liability	107,000	107,000
Other long-term liabilities	2,373,629	452,051
Total long-term liabilities	2,480,629	559,051

Total stockholders' equity	25,826,496	14,453,550
Total liabilities and stockholders' equity	$35,289,789	$30,690,928

RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2020	2019	2020	2019
Loss from continuing operations before taxes	($2,405,080)	$787,900	($6,589,604)	($3,629,486)
Interest expense, net	26,143	143,642	251,335	511,558
Depreciation	335,769	412,660	1,053,802	1,286,086
Amortization	541,630	381,924	1,690,628	1,012,878
EBITDA	(1,501,538)	1,726,126	(3,593,839)	(818,964)
Stock-based compensation	258,430	447,937	660,615	594,630
Non-recurring expense:
Costs incurred during the Terminated Merger	-	104,014	-	991,158
Merger Termination Fee	-	(2,800,000)	-	(2,800,000)
Retargeter fair value over contractual value	-	(958,288)	-	(958,288)
Adjustment to derivative liability accounts	-	460,800	168,364	460,800
Settlement of class action suit related to Terminated Merger	-	250,000	-	250,000

Adjusted EBITDA	(1,243,108)	(769,411)	(2,764,860)	(2,280,664)

Reconciliation of Loss from Continuing Operations before Taxes to EBITDA and Adjusted EBITDA
We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as net loss from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, and (iii) amortization. We further define Adjusted EBITDA as EBITDA plus (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.